EXHIBIT 99.2

                                                           FOR IMMEDIATE RELEASE



    NTL ANNOUNCES ACQUISITION OF LARGEST CABLE TELEVISION OPERATOR IN IRELAND

  INCREASES SUBSCRIBER BASE BY ONE THIRD TO BECOME LARGEST CABLE AND TELEPHONE
                           PROVIDER IN UK AND IRELAND


NEW YORK, NEW YORK (May 6, 1999) - NTL Incorporated (NASDAQ: NTLI; EASDAQ; NTLI.ED) announced its first broadband venture outside the United Kingdom with a major acquisition in Ireland. It has won the bid to acquire Cablelink Limited, Ireland's largest cable television provider. Telecom Eireann and Radio Telefis Eireann announced NTL as the successful bidder after a competitive tendering process. The acquisition will make NTL the largest cable and telephony provider in the United Kingdom and Ireland.

Cablelink provides multi-channel television and information services through cable and Microwave Multipoint Distribution Systems (MMDS) systems in Dublin, Galway and Waterford. With a customer base of over 360,000 subscribers, Cablelink currently has an 83% penetration rate in its cable broadband network which passes 420,000 homes. Cablelink holds licenses to provide analog and digital television services over cable and MMDS in its franchises for 15 years, with exclusive rights for five years. It also has a full service license allowing it to provide public telephony, Internet and other value-added services throughout Ireland.

NTL will acquire Cablelink for 535.180 million Irish Pounds (approximately US$730 million; 445 million pounds sterling). This will be financed in the immediate term from existing resources. In addition, NTL has secured a bridge debt financing commitment for the full purchase price. NTL expects to close the acquisition in the second quarter.

NTL intends to play a leading role in Ireland, providing an integrated range of advanced broadband multi-media services, including digital television, telephony and Internet services. NTL plans to upgrade the existing Cablelink network to a fibre trunk network, which will allow a rapid rollout of these services. Over the next several years, NTL expects that all of Cablelink's customers will be served by a 750MHz two-way digital cable network capable of delivering 300+ television channels, voice telephony and high-speed Internet access. The acquisition will also further NTL's previously announced plans to launch business telecoms services in key markets in Ireland.

                                   -continued-

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Commenting on today's  announcement,  Barclay  Knapp,  President and CEO of NTL, said, "This acquisition is a major strategic advance for NTL. The purchase of Cablelink increases our subscribers by 360,000, and allows us to better integrate our operations in Northern Ireland and the Republic of Ireland, paving the way for the introduction of advanced services in one of the most rapidly growing economies in Europe. We are uniquely positioned to bring Dublin and the Republic of Ireland the broadband services which reflect their position as an emerging center of information technology in Europe. NTL has about double the level of penetration in the UK achieved by its competitors (44%) and a churn rate of less than 13%. This comes from our strong consumer focus and our bringing together of the full range of communications services. While every country is different, we now hope to use this experience to good effect in Ireland."

NTL is a leading telecommunications and media company in the United Kingdom. The company offers local business and residential telephony, cable television and Internet services over advanced broadband fibre networks to 25% of homes in the UK including the Northern Ireland cable franchise. Through its national telecoms services division, the company owns and operates one of only five independent national telecoms networks in the UK, and offers national business telecoms, national and international carrier telecommunications services, and satellite and radio communications services. The company's broadcast services division operates a national broadcast transmission network of more than 1,300 owned and shared transmission sites, and offers digital and analog broadcast transmission services to major television and radio stations nationwide in the UK.

For further information contact:

U.S. NTL:     (212) 906-8457 or via e-mail at investor_relations@ntli.com
              John F. Gregg, Managing Director - Corporate Development
              Bret Richter, Director - Corporate Development
              Richard J. Lubasch , Senior Vice President - General Counsel
              Jeffrey Wyman, Assistant General Counsel
              Kathy Makrakis, Director - Investor Relations

UK:  NTL:     Alison Smith, Head of Group Communications: 01252 402662
              Will Robson, Group PR Manager: 01252 402663

Hill & Knowlton:  Edward Bickham :0171-413-3050